Exhibit 99.1
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________________________________________________________________________________
For Immediate Release

News Corporation to Acquire IGN Entertainment, Inc.

Acquisition Includes IGN's Popular GameWeb Properties, as well as Planet Network, Rotten Tomatoes and AskMen.com
_______________________________________

New York, NY, September 8, 2005 - News Corporation announced today that it had signed a definitive agreement to acquire IGN Entertainment, Inc, a leading community-based Internet media and services company for video games and other forms of digital entertainment, for approximately $650 million in cash. IGN and its network of sites will become part of News Corporation's Fox Interactive Media unit.

The acquisition of IGN underscores News Corporation's commitment to expand its internet presence by offering a deeper, richer online experience for its millions of passionate users. News Corporation previously announced, and is in the process of closing, its acquisitions of Intermix, with its highly popular MySpace.com web site, and leading college sports destination Scout Media, which will further enrich the Company's successful FOXSports.com.

With the addition of IGN, Intermix and Scout Media to the existing Fox-branded sites, News Corporation's U.S. web traffic will increase to nearly 70 million unique monthly users and more than 12 billion page impressions per month, putting the Company in the top echelon of most trafficked sites on the Internet today. The combined sites will also provide a powerful cross-promotional opportunity for Fox's television and film content and enable the company to more efficiently introduce new products and services using its enhanced web presence.

IGN's major video game-related properties include IGN.com, GameSpy, GameSpy Arena, FilePlanet, TeamXbox, 3D Gamers, Direct2Drive, GameStats.com and a number of web sites within the Vault and Planet networks. IGN also owns and operates two entertainment web properties focused on movie-related content, IGN FilmForce and Rotten Tomatoes, and a male lifestyle web site, AskMen.com. In addition, it provides technology for online game play in video games.

Rupert Murdoch, News Corporation's Chairman and Chief Executive Officer, said:
"With the acquisition of IGN and its 28 million unique users, we have gone a long way toward achieving two of our key strategic objectives in our efforts to become a leading and profitable internet presence. First, we have significantly enhanced our online reach, strengthening our position as the fifth most trafficked presence on the web. We also become the fourth largest network in terms of monthly page impressions. And second, we have furthered our strategy to leverage the unique competencies the company enjoys with its news, sports, and entertainment assets to create a leading internet destination. By acquiring IGN and its compelling sites, we now have top entertainment sites to go along with FOXSports.com, as well as our myriad news sites, headlined by FOXNews.com."

Mark Jung, IGN Entertainment's Chief Executive Officer, commented: "We believe that Fox Interactive Media is an ideal fit with IGN Entertainment. With this combination, our users will enjoy access to a broad array of content and services covering video games, music, movies, sports and news, and our advertisers will benefit from enormous reach into a highly sought-after demographic. We are thrilled with this acquisition and can't wait to get started."

The transaction is expected to close in the fourth quarter of calendar 2005. The transaction is subject to all applicable regulatory approvals. IGN's chief executive officer, Mark Jung, will continue in his role following the completion of the acquisition. Mr. Jung will report to Ross Levinsohn, President of Fox Interactive Media.

ABOUT NEWS CORPORATION

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

ABOUT FOX INTERACTIVE MEDIA

Fox Interactive Media (FIM) manages the growing stable of interactive assets from all News Corp. divisions - including the highly trafficked, www.foxsports.com, www.foxnews.com and www.fox.com. FIM's mission is to create a robust broadband experience that will provide the ultimate home base for users' news, information, entertainment and community needs. The new division is also pursuing strategic investments to further enhance the Internet experience, such as the recently announced agreements to acquire Intermix, parent company of social networking leader, MySpace, Grab.com and Alena and the leading sports site Scout Media.

ABOUT IGN ENTERTAINMENT

IGN Entertainment is a leading Internet media and services company focused on the video game and entertainment enthusiast markets, attracting more than 28 million unique monthly users. The company's network of videogame-related properties (IGN.com, GameSpy, FilePlanet, TeamXbox, Direct2Drive and others), is the web's number one video game information destination and attracts one of the largest concentrated audiences of young males on the Internet. IGN also owns and operates the popular movie-related website, Rotten Tomatoes and one of the leading male lifestyle websites, AskMen.com. In addition, IGN provides technology for online game play in video games. The company is headquartered in the San Francisco Bay Area, with offices throughout the U.S. IGN Entertainment, IGN.com, GameSpy, AskMen.com, Rotten Tomatoes, FilePlanet, TeamXbox, 3D Gamers, Direct2Drive, GameStats.com and IGN FilmForce are trademarks of IGN Entertainment, Inc.


Contacts:
Teri Everett 310-369-2929
Investors - Reed Nolte 212-852-7092